BROKERAGE AGREEMENT AMENDMENT

THIS AGREEMENT is made effective as of the 20th day of April, 2007.

BETWEEN:

FIC INVESTMENTS LTD., a company incorporated under the laws of the Province of British Columbia, having an office located at 314-2906 West Broadway Street, Vancouver, BC V6K 2G8

("FIC")

AND:

DDI DIAMONDS DIRECT INC., a company incorporated under the laws of the Province of British Columbia, having an office located at Suite 568-999 Canada Place, Vancouver, BC V6C 3E1

("DDI")

WHEREAS:

A. FIC and DDI entered into a Brokerage Agreement (the "Original Agreement") dated November 15, 2006 whereby DDI would acquire, on behalf of FIC, Coloured Diamonds which Coloured Diamonds were to be promoted, marketed and resold by DDI on behalf of FIC; and

B. FIC and DDI wish to amend certain terms of the Original Agreement and also to set out the terms upon which DDI shall provide the Services to FIC on an exclusive basis.

THIS AGREEMENT witnesses that in consideration of the premises and mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree each with the other that the Original Agreement will be amended as follows:

1. Amendments

1.1 Subsection 1.1 "Certificate" shall be amended by inserting the words "larger than 1/5th of a carat" after the words "Coloured Diamond". " FIC shall have the right to request and receive a certificate if it so deems it necessary" will also be inserted in subsection 1.1.

1.2 Subsection 4.1(a) shall be amended by inserting in the first line the words "in writing" after the words "unless otherwise directed."

1.3 Subsection 4.1(c) shall be amended by deleting in the first line the words "its best" and by substitution therefore the words "all reasonable" after the word "use" and also by the deleting in the first line the word "retail."

1.4 Subsection 4.1(d) shall be deleted in its entirety

Subsection 4.1(g) add and if requested by FIC, written confirmation, from a certified gemologist retained by FIC that the Coloured Diamonds correspond materially with the terms of the invoice, any certificates, and supporting documentation.

1.5 Subsection 4.1(h) shall be amended by adding at the end of the sentence the words "until delivered to FIC pursuant to subsection 5.1."

1.6 Subsection 4.1(j) shall be moved to a new section called "Banking Arrangements and shall read: " DDI shall open and maintain a bank account (the "Bank Account") at a branch of a Canadian chartered bank located in Vancouver, B.C. and the Bank account shall be used by DDI exclusively for the purpose of depositing proceeds received by DDI from the sale of any Coloured Diamond, less any applicable provincial sales taxes, goods and services taxes and any acquisition commissions owing to DDI as per Section 7.1 . Profits on all fully completed sales that have been deposited to the account during the month shall be distributed to DDI and FIC within 10 days of the last business day of each month. Cost of goods sold on each fully completed sale made and deposited during the month shall be re-invested with DDI by FIC (as per Section 5.1) within 10 days of the last business day of each month. That re-investment of Cost of goods sold may be executed by DDI from the account provided that, within 2 business days of withdrawing the funds, DDI provides FIC with full documentation acknowledging receipt of the re-invested funds.

1.7 Subsection 4.1(l) shall be amended by deleting subsection (ii

1.8 The following section, Section 6, shall be inserted after Section 5 as follows (and the subsequent sections shall be re-numbered):

"6. <u>Argyle</u>

6.1 FIC shall provide DDI with a certified cheque or bank draft for $500,000 on or before October 15th each year during the term of this Agreement and commencing on October 15, 2008 for the purpose of enabling DDI to purchase Coloured Diamonds at the Argyle Diamond Exchange." As existing inventory is sold down, the replenishment of cost of goods sold will provide cash available for new inventory. At DDI's discretion, that cash on hand for new inventory may be applied to supplement the annual $500,000 addition for purchases from Argyle.

1.9 Subsection 5.1 opening statement shall be amended to read : "Within 10(10) business days after the last business day of each month that DDI has sold any Coloured Diamonds, and upon FIC having received all documentation of the sale, FIC shall repay to DDI the Acquisition Cost (i.e., cost of goods sold), as set out on the Invoice, on those sales" Since the balance of Section 5.1 refers to the provision of purchase documentation already covered in Section 4.1(g)and 4.1(n), the balance of section 5.1 shall be deleted.

1.10 Section 6.2 shall be amended by inserting in the seventh line after the words "Insurance Policy" the sentence "FIC may not cancel the Insurance Policy without giving 30 days prior written notice to DDI."

1.11 Section 6.5 shall be amended by inserting at the end of the sentence the words "provided only if the loss was a result of DDI's gross negligence."

1.12 Section 7.2 shall be deleted in its entirety.

1.13 Section 8.2 shall be amended by inserting in the second sentence after the name "DDI" the words "at its sole discretion."

1.14 Section 8.4 shall be amended by deleting the period at the end of the sentence and by inserting at the end of that sentence the words:

"and shall indemnify and save harmless DDI from any and all actions, suits, proceedings, demands, assessments, judgments, costs, legal and other expenses arising from, or as a result of, FIC's failure, neglect or refusal to pay the parties providing the improvements to the Coloured Diamonds."

1.15 Section 9.1 shall be amended by adding at the end of the sentence the following sentence "DDI shall have 6 months from the date of receipt of written notice from FIC pursuant to Section 9.2, to provide payment of the Buyback Price to FIC."

1.16 Section 9.2 shall be amended by inserting after subsection (c) the following sentences:

> "FIC must exercise its rights hereunder within 24 months after the date the Coloured Diamond was first acquired. If FIC fails to exercise its rights within the 24 month period, DDI may but shall no longer be obligated to purchase the Coloured Diamond as set out in Section 9.2."

1.17 Section 10, "Representations and Warranties of DDI" shall be renamed "Representations, Warranties, and Covenants of DDI."

1.18 Subsection 10.1 shall be amended as follows:

a) by deleting the first line of the introduction to Section 10.1 and

substituting therefore the following: "DDI Represents, warrants and covenants to FIC as follows;"

b) by inserting a new subsection 10.1 (h) as follows:

"10.1 (h) Without the prior written consent of FIC, DDI shall not divert any sales of Coloured Diamonds to any related entity or person, including Carats Investment Inc., nor shall it divert any sales to any related web site, or any web site controlled, directly or indirectly, by Colin Ferguson, including www.carats.com."

c) By inserting a new subsection 10.1 (i) as follows:

"10.1 (i) "DDI covenants with FIC that commencing from the date of this Agreement to the Exclusivity Date it will use reasonable efforts, including actively promoting the sale of Coloured Diamonds on any website that DDI, or any subsidiary or subsequent entity, normally uses to promote its diamonds, and to all customers or potential customers, in order to attempt to achieve sales of Coloured Diamonds equal to the Minimum Quota by the Exclusivity Date."

1.19 The following section, Section 11, shall be inserted after Section 10 as follows:

"11. Representations, Warranties, and Covenants of FIC

11.1 FIC represents, warrants, and covenants to DDI as follows:

(a) that it is duly incorporated and organized and validly subsisting existing under the laws of British Columbia and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

(b) it has good right, full power and authority to enter into this Agreement and to perform all of its obligations under this Agreement; and

(c) this Agreement has been duly authorized, executed and delivered by FIC and is a legal, valid and binding obligation of FIC, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and the fact that equitable remedies, including the remedies

of specific performance and injunction, may only be granted in the discretion of a court."

1.20 The following section, Section 12, shall be inserted after the amended Section 11 as follows:

"12. Exclusivity

12.1 Provided the aggregate sales of Coloured Diamonds total $15,000,000 (the "Minimum Quota") before December 31, 2008 (the "Exclusivity Date") and so long as FIC (directly and through events arranged by FIC) continues to provide at least 100 customers in each calendar year thereafter during the term of this Agreement, whether such sales are made to any party whatsoever and whether such sales are made by FIC, or any officer, director, agent, associate, or employee of FIC, or DDI, or any officer, director, agent, associate or employee of DDI, DDI shall, commencing after the Exclusivity Date, provide the Services to FIC on an exclusive basis whereby DDI, and any officer, director, agent, associate or employee of DDI, shall not, directly or indirectly, sell, market, promote or offer for sale, or assist in the sale in any manner whatsoever, of any Coloured Diamond that is not owned by FIC. If the Minimum Quota is not reached in any calendar year during the term of this Agreement after the Exclusivity Date, DDI shall have the right to terminate the Exclusivity at any time upon giving 180 days written notice to FIC.

12.2 Notwithstanding the foregoing, FIC shall have the sole discretion, to permit DDI, or any officer, director, agent, associate or employee of DDI at any time after the Exclusivity Date upon receipt of a prior written request from DDI, to sell Coloured Diamonds that are not owned by FIC. FIC shall provide a written response to DDI's request within 48 hours after receipt of same by FIC.

12.3 In order to fund the inventory required to generate the Minimum Quota sales, FIC shall contribute funds on the following schedule for the sole purpose of purchasing more Coloured Diamonds for re-sale:

October 31, 2007	$500,000
November 30, 2007	$ 1,000,000
February 28, 2008	$ 1,000,000
May 31, 2008	$ 500,000
August 31, 2008	$ 500,000

12.4 If, at the Exclusivity Date, DDI holds non-FIC inventory, FIC shall have the option of choosing to either purchase the inventory from DDI or, to grant DDI the right to market, promote and sell that inventory. In the event that FIC permits DDI to sell, market, promote or offer for sale, or to assist

in the sale of any Coloured Diamond that is not owned by FIC, then DDI shall be paid a commission calculated pursuant to subsection 7.1(b)."

Because Exclusivity is now Section 12, the old Section 12 "Agency" shall be renumbered. In addition the following shall be added to the end of the Agency Section: DDI shall act as agent for the sale of Coloured Diamonds at all events in which FIC arranges DDI's appearance FIC, including but not restricted to Investfest and Millionaire School.

1.21 The following section, Section 13, shall be inserted after the amended Section 12 as follows:

"13. <u>Resale of Coloured Diamonds owned by FIC</u>

13.1 The parties acknowledge that the Coloured Diamonds may be sold to members of, or persons referred by, FIC, or its subsidiaries, or to any other party (the "Original Purchaser"). Such Coloured Diamonds may be stored at DDI's premises on terms as agreed to between DDI and the Original Purchaser. In the event that the Coloured Diamond is re-sold on behalf of the Original Purchaser, then the proceeds of the sale (the "Resale Price") shall be paid as follows:

i) the Original Purchaser's purchase price (the "Original Purchaser's Price") of the Coloured Diamond shall be returned to the Original Purchaser;

ii) 50% of the Resale Profit, as defined below, shall be paid to the Original Purchaser;

iii) the remainder of the Resale Profit should be split between FIC and DDI as follows:

A) FIC shall be paid a commission calculated as 8.0% of the Resale Profit and paid out of the Resale Profit remaining after deducting the Original Purchasers 50% (as described in part (ii) above)

B) DDI shall be paid the balance of the Resale Profit(which will be 50% -8% =42%)

The "Resale Profit" shall be calculated as the Resale Price less the Original Purchaser's Price."

1.22 The following section, Section 14, shall be inserted after the amended Section 13 as follows:

"14. <u>Sale of Coloured Diamonds not owned by FIC</u>

14.1 In the event that the exclusivity provided for in Section 12 is in effect, and that DDI sells a Coloured Diamond that is not owned by FIC to a purchaser that is either a member of FIC or a person referred to DDI by FIC, then the gross profit shall be paid as follows:

i) DDI shall be paid a commission calculated pursuant to subsection 7.1(b); and
ii) FIC shall be paid the balance of the gross profit."

1.23 Section 11.5 shall be amended by inserting at the beginning of the subsection the words "Subject to subsection 5.1(a)."

1.24 Section 13.3 shall be amended by deleting the period at the end of the second sentence and by inserting at the end of that sentence the words "and FIC will prior to such removal provide a written receipt for all items which it has received."

1.25 Section 15.1 shall be amended by changing subsection (b) to read: "by either party at will, upon not less than one hundred and eighty (180) days' notice in writing by registered mail, fax or personal delivery to the other party; or"
AND
by inserting a new subsection numbered 15.1(d) as follows:

"(d) by DDI in the event that FIC:

(i) commits a breach of a provision of this Agreement;

(ii) is unable or unwilling to perform the duties under this Agreement;

(iii) commits fraud or serious neglect or misconduct in the performance of its duties;

(iv) becomes bankrupt of makes any arrangement or compromise with its creditors; or

(v) attempts to assign this Agreement or any right hereunder without DDI's prior written consent, or there is a change in the control or management of FIC which is unacceptable to DDI."

1.26 Section 16.2(b) shall be amended by inserting the following words after the words "Attention: Mr. Colin Ferguson":

"with a copy to:

Watson Goepel Maledy LLP
Suite 1700-1075 West Georgia Street
Vancouver, BC V6E 3C9

Tel: (604) 688-1301
Fax: (604) 688-8193

Attention: Mr. James Brown."

2. **Miscellaneous**

2.1 Unless otherwise defined herein, all capitalized terms in this Agreement shall have the meaning as set out in the Original Agreement.

2.2 All other terms of the Original Agreement shall remain in full force and effect.

2.3 This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement and, notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

2.4 In light of the number of amendments, the parties hereby agree that, within 30 days, all of these amendments will be included in a new, clean contract that reflects the terms of the original contract amended with all of the amending clauses herein.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto as of the date first above written.

FIC INVESTMENTS LTD.

Per: ______________________
Authorized Signatory

October 20, 2007

DDI DIAMONDS DIRECT INC.

Per: ______________________
Authorized Signatory

October 15, 2007